FORM 3     U.S. SECURITIES AND EXCHANGE COMMISSION     OMB APPROVAL
     WASHINGTON,  D.C.  20549            OMB  NUMBER    3235-0104
           EXPIRES:    SEPTEMBER  30,  1998
     INITIAL  STATEMENT  OF  BENEFICIAL OWNERSHIP OF SECURITIES      ESTIMATED
AVERAGE  BURDEN
(Print  or  Type  Responses)                      HOURS  PER  RESPONSE    0.5
     Filed  pursuant  to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
1.    Name  and  Address of Reporting Person*     2.  Date of Event Re-quiring
Statement  (Month/Day/Year)       4.  Issuer Name AND Ticker or Trading Symbol
          STM  WIRELESS  INC.
  LENIHAN, JR.                     LAWRENCE                            D.
                STMI
 (Last)  (First)  (Middle)          5.  Relationship of Reporting Person(s) to
Issuer          6.    If  Amendment,  Date  of  Original    (Month/Day/Year)
                             1/1/99     (Check all applicable)
C/O  PEQUOT  CAPITAL MANAGEMENT, INC. 1     3.  IRS or Social Se-curity Number
of          X  Director(2)  10%  Owner
500 NYALA FARM ROAD           Officer (give Other  (specify
    9/17/98
(Street)       Reporting Person (Voluntary)       title below)  below)     7.
Individual  or  Joint/Group  Filing  (Check  Applicable  Lines)
                 _X  Form  Filed  by  One  Reporting  Person
WESTPORT,                               CT                           06880
            ___    Form  Filed  by  More  than  One  Reporting  Person
  (City)  (State)  (Zip)     TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY
                                    OWNED
1.   Title of Security     2.  Amount of Securities Beneficially Owned     3.
Ownership  Form:    Direct (D) or Indirect (I)    (Instr. 5)     4.  Nature of
Indirect  Beneficial  Ownership    (Instr.  5)
(Instr.  4)          (Instr.  4)

NO  SECURITIES  OWNED









FORM  3  (CONTINUED)       TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G.,  PUTS,  CALLS,  WARRANTS,  OPTIONS,  CONVERTIBLE  SECURITIES)
Note:          File  three  copies of this Form, one of which must be manually
signed.    If  space  is  insufficient,
     See  Instruction  6  for  procedure.
Potential  persons  who  are  to  respond  to  the  collection  of information
contained  in  this  form  are  not          Page  2
required to respond unless the form displays a currently valid OMB Number.
SEC  1473  (7-96)


1. Title of Derivative Security 2. Date Exercisable and Expiration Date (Month/Day/Year) 3. Title and Amount of Securities Underlying Derivative
Security          4.    Conver-sion  or  Exercise Price of Deri-vative     5.
Owner-ship Form of Deri-vative Security: 6. Nature of Indirect Beneficial Ownership
      (Instr.  4)                      (Instr.  4)                  (Instr. 5)
     Date Exer-cisable     Expiration Date     Title     Amount or Number of
  Security            Direct  (D)  or  Indirect  (I)  (Instr.  5)
                                        Shares





Explanation of Responses: (1) THIS FILING IS BEING MADE TO REFLECT THE CHANGE IN THE AFFILIATION AND ADDRESS OF THE REPORTING PERSON. THE REPORTING PERSON WAS PREVIOUSLY AN EMPLOYEE OF DAWSON-SAMBERG CAPITAL MANAGEMENT, INC.
("DSCM").    AS  OF  JANUARY  1,  1999,  DSCM  RESTRUCTURED AND PEQUOT CAPITAL
MANAGEMENT, INC. ("PCM") WAS SPUN OFF. THE REPORTING PERSON IS NOW AN EMPLOYEE OF PCM.
(2) THE REPORTING PERSON IS A MEMBER OF THE BOARD OF DIRECTORS OF THE ISSUER AND IS AN EMPLOYEE OF PEQUOT CAPITAL MANAGEMENT, INC., A REGISTERED INVESTMENT ADVISER THAT HAS VOTING AND INVESTMENT POWER WITH RESPECT TO SECURITIES IN ITS CLIENTS' ACCOUNTS, INCLUDING SECURITIES DESCRIBED HEREON.


          By: /S/ Lawrence D. Lenihan, Jr.
                                2/10/99


                                **Signature  of  Reporting  Person        Date

**          Intentional misstatements or omissions of facts constitute Federal
Criminal  Violations.
     See  18  U.S.C.  1001  and  15.  U.S.C.  78ff(a).